[Exhibit (a)(4)]
Form of Notice of Withdrawal

OPTION EXCHANGE PROGRAM
NOTICE OF WITHDRAWAL

INSTRUCTIONS:

If you previously elected to accept Handspring’s Offer to Exchange, and you would like to change your election with respect to some or all of your options, you must:

(1)  Complete this form, (2) sign at the bottom, and (3) deliver it to Stock Administration in person, via interoffice mail, fax to (650) 230-5477, or by mail to Handspring, Inc., Stock Administration, 189 Bernardo Avenue, Mountain View, California 94043, as soon as possible, but in any event, before 9:00 p.m. Pacific Time, on May 17, 2002.

YOU WILL RECEIVE CONFIRMATION OF RECEIPT FROM
HANDSPRING, INC. STOCK ADMINISTRATION WITHIN 72 HOURS OF RECEIPT.

I previously received a copy of the Offer to Exchange, dated April 18, 2002, and the Election to Participate. I signed and returned the Election to Participate in which I elected to accept Handspring, Inc.’s offer to exchange option(s). I now wish to change that election or withdraw my participation in the program and reject Handspring, Inc.’s offer to exchange. I understand that by signing this Notice of Withdrawal and delivering it to Stock Administration, I have read and understand all of the terms and conditions of the offer to exchange option(s).

I am withdrawing my acceptance of the offer and rejecting the offer to exchange all of my options.

OR

I am withdrawing my acceptance of the offer and rejecting the offer to exchange only with respect to the option(s) set forth in the table below. I understand that if I do not withdraw my acceptance for all of my option(s), I am not withdrawing any option(s) granted on or after October 17, 2001 (even if I list them below). [PLEASE TYPE OR PRINT CLEARLY]

No. of Shares
Outstanding Under
Option No.	Grant Date	Such Option	Exercise Price	ISO/NSO

I understand that in order to reject the offer, I must sign and deliver this Notice of Withdrawal to Stock Administration before 9:00 p.m. Pacific Time on May 17, 2002.

By rejecting the offer to exchange option(s), I understand that I will not receive any replacement option(s), and I will keep my current option(s). These option(s) will continue to be governed by the stock option plans under which they were granted and existing option agreement(s) with Handspring, Inc. I have completed and signed the following exactly as my name appears on my original Election to Participate.

Signature:

Name:

Date: